                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 11



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                                      Three Months Ended June 30,       Six Months Ended June 30,
                                                          2003           2002             2003             2002
                                                      -----------     -----------     -----------      -----------
Earnings (Loss) per share:

BASIC NET INCOME (LOSS)  PER COMMON SHARE
Numerator:
  Income (Loss) from continuing operations            $    15,083     $   517,225     $  (959,387)     $   669,136

Denominator:
  Weighted average common shares outstanding            8,224,949       8,185,921       8,224,949        8,170,955
  Effect of dilutive securitiesd
    Conversion of preferred stock                       3,014,380       3,014,380               -        3,014,380
    Common stock equivalents from
     warrants and options                                 964,962               -               -                -
                                                      -----------     -----------     -----------      -----------
Denominator for diluted earnings per common share      12,204,291      11,200,301       8,224,949       11,185,335
                                                      ===========     ===========     ===========      ===========

  Basic net income (loss) per common share            $      0.00     $      0.06     $     (0.12)     $      0.08
  Diluted net income (loss) per common share          $      0.00     $      0.05     $     (0.12)     $      0.06